AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

THIS    AMENDMENT    NUMBER    ONE    TO    CREDIT    AGREEMENT    (this
“Amendment”), dated as of December 22, 2022, is entered into between the following:    (i) PACIFIC WESTERN BANK (“Lender”); and (ii) CIM REAL ASSETS & CREDIT FUND, a
Delaware statutory fund (“Borrower”).

RECITALS

A.Borrower and Lender are parties to that certain Credit Agreement, dated as of December 23, 2021 (the “Agreement”).

B.Borrower is exercising its option to increase the Commitment by $30,000,000 pursuant to Section 2.7 of the Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, the parties agree as follows:

1.DEFINITIONS. Each capitalized term used but not defined herein shall have the definition given to such term in the Agreement.

2.AMENDMENTS.

(a)The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety to read as follows:

“CIM Entity” means CIM Group, LLC or any entity that is directly or indirectly controlled by CIM Group, LLC.

“Commitment” means Seventy Million Dollars ($70,000,000).

(b)Section 2.1(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Borrowing Requests. Each request for an Advance shall be made in writing by an Authorized Officer.”

(c)Section 2.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.7    Accordion.
(a)At any time during the period from and after the Effective Date through but excluding the Maturity Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Commitment may be increased (each, an “Increase”), by an amount in the aggregate for all such increases, up to $100,000,000. Any Increase shall be in an amount of at least $10,000,000 and integral multiples of $10,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of all Increases to the Commitment exceed $60,000,000, $30,000,000 of which has been exercised, with $30,000,000 remaining.
(b)Each of the following shall be conditions precedent to any Increase of the Commitment in connection therewith:
(i)Lender shall have obtained internal credit approval for such Increase,
(ii)each of the conditions precedent set forth in Section
3.2 are satisfied,
(iii)the proceeds of the any Increase shall not be used by Borrower or any of its Subsidiaries to acquire any margin stock,
(iv)the Borrower shall have paid to the Lender, on or before the effective date of the increase in the Commitment, an increased commitment fee equal to twenty-five (25) basis points multiplied by the amount of the Increase;
(v)a current Borrowing Base Certificate and Compliance Certificate;
(vi)Lender shall have received new certified board resolutions from Borrower approving the increase in the Commitment; and
(vii)the interest rate margins with respect to the Advances to be made pursuant to the increased Commitment shall be the same as the interest rate margin applicable to Advances hereunder immediately prior to the applicable date of the effectiveness of the increased Commitment. Any Increase shall be evidenced by such amendments to this Agreement, including the definition of Commitment, and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.7.
(c)Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Commitment pursuant to this Section 2.7.
(d)The Advances established pursuant to this Section 2.7 shall constitute Advances under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents.”

2

(d)Section 2.8 of the Agreement is hereby amended and restated in its entirety to read as follows

“2.8 Quarterly Facility Fee. Borrower shall pay to Lender a quarterly facility fee equal to 0.125% of the average daily amount of the Commitment during each fiscal quarter of Borrower, payable in arrears on the first Business Day following such fiscal quarter, commencing with January 1, 2022.”
2.RATIFICATION. Borrower hereby reaffirms and ratifies the Agreement, as amended hereby, each other Loan Document and each other related agreement or document executed by it in connection therewith.

3.CONDITIONS PRECEDENT. Each of the following is a condition precedent to the effectiveness of this Amendment:

A.Lender shall have received a fully executed original of this Amendment and the attached Acknowledgement of Guarantors.

B.Lender shall have received a current Borrowing Base Certificate and Compliance Certificate.

C.Lender shall have received new certified board resolutions from Borrower approving the increase in the Commitment.

D.Lender shall receive, by no later than January 10, 2023, an incumbency certificate identifying the name and title of each Authorized Representative and providing their specimen signatures; it being agreed that the failure to comply with the above shall constitute an Event of Default.

E.Lender shall have received a documentation fee equal to $2,500 and a commitment increase fee equal to $75,000.

F.Lender shall have received all legal fees incurred by it and not yet reimbursed, prior to and in connection with this Amendment.

4.REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Lender that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

5.LIMITED EFFECT; CONTROLLING DOCUMENTS. Except for the specific amendments contained in this Amendment, the Agreement shall remain unchanged and in full force and effect without change.

6.COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together,

3

shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of this Amendment by each of the parties hereto.

IN WITNESS WHEREOF, Lender and Borrower have executed this Amendment.

CIM REAL ASSETS & CREDIT FUND,
a Delaware statutory trust

By:    /s/ David Thompson     David Thompson, CEO

PACIFIC WESTERN BANK

By:     /s/ Lyn Christensen     Lyn Christensen, SVP/Regional Manager

4